Exhibit 99.1

                EPL Announces Record Fourth Quarter and
          Year End Results for 2005 and Entry into Deepwater

    NEW ORLEANS--(BUSINESS WIRE)--Feb. 24, 2006--Energy Partners, Ltd.
(NYSE:EPL):

    --  Record High Production in 2005

    --  Record Annual Revenue, Cash Flow, and Net Income

    --  All-In Reserve Replacement of 167%

    Energy Partners, Ltd. ("EPL") this morning reported financial and operational results for the fourth quarter of 2005 and the full year, including year end 2005 proved reserves and reserve replacement. For the fourth quarter of 2005, net income available to common stockholders was $28.1 million, or $0.69 per diluted share, up 102% from $13.9 million, or $0.37 per diluted share, in the fourth quarter of 2004. For the year 2005, net income available to common stockholders was $72.2 million, or $1.79 per diluted share, a 68% increase from net income in 2004 of $43.0 million, or $1.20 per diluted share. Net income for both the quarter and the year were record highs for the Company.
    Discretionary cash flow, which is cash flow from operations before changes in working capital and exploration expenditures, totaled $98.6 million in the fourth quarter of 2005, a 68% increase over $58.8 million in the fourth quarter last year. For the full year, discretionary cash flow rose 51% to $308.8 million from $205.1 million in 2004 (see reconciliation of discretionary cash flow in appendix). Cash flow from operations in the most recent quarter was $16.3 million, compared to $40.2 million in the fourth quarter of 2004. Cash flow from operations for 2005 totaled $270.0 million, rising 64% from $165.1 million in 2004.
    In the fourth quarter of 2005, which was significantly affected by shut ins due to tropical weather, production averaged 18,583 barrels of oil-equivalent (Boe) per day, compared to 22,374 Boe per day in the fourth quarter of 2004. Natural gas production in the fourth quarter of 2005 averaged 82.0 million cubic feet per day and oil production averaged 4,916 barrels per day.
    Production for 2005 averaged 22,722 Boe per day, a slight increase over the 2004 average of 22,346 Boe per day. Natural gas production averaged 88.4 million cubic feet per day in 2005, and oil production averaged 7,984 barrels per day.
    Price realizations, all of which are stated net of hedging impact, averaged $45.16 per barrel for oil in the fourth quarter and $11.39 per thousand cubic feet (Mcf) of natural gas, compared to $39.85 per barrel and $6.66 per Mcf in the fourth quarter last year. For 2005, oil price realizations averaged $46.45 per barrel and natural gas averaged $8.26 per Mcf compared to $35.01 per barrel and $6.11 per Mcf in 2004.
    Fourth quarter 2005 results benefited from strong commodity prices and $20.6 million in claims accrued under the Company's business interruption insurance coverage. Offsetting the effects of the insurance claims and record revenue in the quarter were higher than expected exploration expense, including $20.8 million in dry hole costs, and $8.0 million in impairments of certain properties. Additionally, general and administrative expenses were $12.4 million in the quarter, which was higher than expected due to additional insurance costs, relocation of offices back to New Orleans, and a legal reserve associated with a contract dispute.
    The annual amounts for production, net income, cash flow, and revenues all represent record highs for the Company. The record annual financial results were primarily due to record production in the first half of the year along with a relatively quick recovery from the impact of tropical weather in the second half of the year, all during a period of high commodity prices.
    At year end 2005, cash stood at $6.8 million and total debt stood at $235.1 million. Debt to capitalization was 37%.
    Richard A. Bachmann, EPL's Chairman and CEO, commented, "It is a great tribute to our staff that in a year when Gulf producers had to contend with Katrina, Rita, and a raft of other tropical storms, we were still able to increase production over 2004 levels. In addition, despite all the difficulties that we experienced as a Company and as individuals, we were still able to deliver annual results with record highs on a number of financial metrics. We now have 100% of our New Orleans-based staff back in our offices in New Orleans. We are excited about our 2006 drilling program, which is off to a great start."

    Reserve Replacement and Costs

    EPL's proved reserves at year end 2005 stood at 31.5 million barrels of oil and 166.9 billion cubic feet of gas, or 59.3 million Boe, up 10% from 53.7 million Boe at year end 2004. In 2005, the Company replaced 167% of its reserves at an average cost of $34.55 per barrel, based on total finding, development, and acquisition costs (see reconciliation in appendix). EPL acquired 12.7 million Boe in 2005 at an aggregate cost of $171.4 million and added 5.2 million Boe from its exploration and development program in 2005 at an aggregate cost of $307.4 million. The Company recorded 4.0 million Boe in negative revisions to its proved reserves in 2005, reflecting positive revisions from year end 2004 reserves and 5.4 million Boe in negative revisions associated with its onshore south Louisiana acquisition in January 2005. Despite good exploratory results in south Louisiana, the negative revisions primarily resulted from poor development drilling results and the impact of those results on underlying reserves. All of the Company's reserve figures are based upon third party engineering estimates by Ryder Scott Company, L.P. and Netherland, Sewell & Associates, Inc.
    Bachmann continued, "Our success with the drill bit in 2005 was clearly below our historical track record and also below our expectations. We have made some changes in our program which we expect will get us back closer to the levels we saw in 2003 and 2004. Those changes, coupled with the exceptional quality of our 2006 drilling program, are designed to return us to the growth and value creation through the drill bit that has been the hallmark of this Company."

    Operational Highlights

    EPL drilled 44 exploratory wells in 2005 and posted 28 discoveries, for an overall exploratory success rate of 64%. The Company had 16 discoveries in 28 wells offshore and 12 discoveries in 16 wells onshore. A table of EPL's 2005 offshore exploratory wells is available in appendix.
    In addition to exploratory drilling, EPL drilled 11 development wells and completed 33 workovers and recompletions in 2005.
    The Company was also active in a number of state and federal lease sales in 2005, adding more than 110,000 gross acres in the year. Year end undeveloped gross acres stood at 231,547, an 102% increase over the year end 2004 undeveloped acreage of 114,431. Total gross acreage at year end 2005 was 440,326 acres.

    Deepwater

    EPL recently finalized an agreement to acquire a 25% working interest in 23 undeveloped leases in the deepwater Gulf of Mexico from Noble Energy, Inc. (NYSE:NBL). The agreement calls for a minimum of two exploratory wells in 2006, one of which is currently drilling, Mississippi Canyon 204 #1, located in 3,400 feet of water targeting the Redrock prospect. EPL holds a 25% working interest in the well, which is presently at an intermediate casing point, and has the option to participate with a 25% working interest in all of the 13 currently identified prospects on the 23 leases.

    Current Operations

    EPL recently drilled its second exploratory discovery of 2006, the East Cameron 268 #1. EPL holds a 50% working interest in the well, which is operated by Callon Petroleum Co., (NYSE:CPE). Year to date in 2006, EPL has two discoveries in two exploratory tests.
    The Company currently has four exploratory wells underway: South Pass 26 #1 at East Bay testing the high potential Denali prospect, which is expected to reach total depth in four to eight weeks, at 40% working interest, Mississippi Canyon 204 #1 testing the Redrock prospect at 25% working interest, West Cameron 3 #1 at 25% working interest and West Cameron 202 #1 at 25% working interest. The Company expects to drill at least 24 exploratory wells offshore in 2006 along with at least eight exploratory wells onshore. EPL's capital budget for 2006 is currently set at $360 million, which includes approximately $40 million for deepwater lease acquisition, seismic, and exploration. The 2006 exploration and development program is expected to be funded entirely through internally generated cash flow. The Company does not budget for acquisitions. During the month of February, production has been as high as 25,000 Boe per day, and the Company expects essentially all its productive capacity to be online by the end of the second quarter.
    Bachmann concluded, "While the storm season of 2005 prevented us from delivering the growth last year that we projected, we will soon have essentially all production restored, and that puts us in an excellent position for 25% to 35% projected production growth in 2006. We feel we have one of our most exciting exploratory portfolios ever in front of us in 2006, even before considering the potential impact of our Denali prospect. As difficult as 2005 was for us, the employees of EPL are demonstrating an enduring enthusiasm going into 2006 that I believe will deliver great returns for the Company and its shareholders in the year ahead."
    EPL has scheduled a conference call to review fourth quarter and year end 2005 results this morning , February 24, 2006, at 8:00 A.M. central time. To participate in the EPL conference call, callers in the United States and Canada can dial (877) 612-5303 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 5144909.
    The call will be available for replay beginning two hours after the call is completed through midnight of March 1. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 5144909.
    The conference call will be webcast live as well as for on-demand listening at the Company's web site, www.eplweb.com. Listeners may access the call through the "Conference Calls" link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.
    Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.
    Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in the future, are "forward-looking statements" under U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company's current assumptions and projections are valid. Actual results may differ materially from those projected.


Appendix - 2005 Offshore Exploratory Wells


        Lease            Well Number   Result    EPL Working Interest
        -----            -----------   ------    --------------------
South Pass 40            #2          Oil and gas         100%
Vermilion 237            #1          Gas                 100%
East Cameron 346         #A-12       Dry                  25%
West Cameron 242         #1          Dry                  75%
South Marsh Island 109   #A-5        Gas                  27%
West Delta 53            #1          Gas                  67%
Eugene Island 277        #5          Gas                  67%
South Timbalier 41       #3          Oil and Gas          60%
Eugene Island 277        #A-2 ST     Oil and Gas          50%
Eugene Island 27         #2          Gas                 100%
Galveston 341-S          #1          Gas                  50%
West Delta 51            #1          Dry                 100%
West Cameron 31          #1          Dry                  45%
East Cameron 111         #1          Gas                  50%
South Timbalier 23       CM-19 ST    Oil                  27%
Eugene Island 247        #J-3 ST     Gas                  98%
Eugene Island 141        #1          Gas                  20%
South Pass 40            #1          Gas                  40%
West Cameron 479         #1          Dry                  50%
West Cameron 455         #1          Dry                  50%
West Delta 52            #1          Dry                 100%
West Cameron 98          #3          Dry                  25%
High Island 19           #1          Dry                  50%
Eugene Island 4          #1          Dry                  50%
South Timbalier 42       #1          Oil                  60%
South Pass 29            #1          Dry                 100%
South Pass 39            #1          Dry                 100%
South Timbalier 23       #CC-6 ST    Oil                  27%




                        ENERGY PARTNERS, LTD.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (In Thousands, except per share data)

                                Three Months Ended     Years Ended
                                   December 31,        December 31,
                                ------------------  ------------------
                                  2005     2004       2005      2004
                                --------  -------   --------- --------
                                   (Unaudited)     (Unaudited)

Revenues:
  Oil and natural gas          $106,345  $ 82,138  $402,005  $294,531
  Other                             919       416       942       679
                                --------  --------  --------  --------
                                107,264    82,554   402,947   295,210
                                --------  --------  --------  --------

Costs and expenses:
  Lease operating                 9,711    10,419    50,431    40,328
  Transportation expense            258        13     1,051       289
  Taxes, other than on earnings   2,114     2,814    10,372     9,263
  Exploration expenditures, dry
   hole costs and impairments    29,904     9,005    82,844    35,935
  Depreciation, depletion and
   amortization                  24,219    26,092   103,649    92,353
  General and administrative:
    Stock-based compensation        550       496     6,767     3,050
    Other general and
     administrative              12,372     7,518    36,438    27,924
                                --------  --------  --------  --------
      Total costs and expenses   79,128    56,357   291,552   209,142
                                --------  --------  --------  --------

Business interruption recovery   20,632         -    20,632         -

Income from operations           48,768    26,197   132,027    86,068
                                --------  --------  --------  --------

Other income (expense):
  Interest income                   263       434       781     1,219
  Interest expense               (4,809)   (3,593)  (18,121)  (14,355)
                                --------  --------  --------  --------
                                 (4,546)   (3,159)  (17,340)  (13,136)
                                --------  --------  --------  --------

Income before income taxes       44,222    23,038   114,687    72,932
  Income taxes                  (16,118)   (8,293)  (41,592)  (26,516)
                                --------  --------  --------  --------

Net income                       28,104    14,745    73,095    46,416

Less dividends earned on
 preferred stock and accretion
 of discount                          -      (826)     (944)   (3,399)
                                --------  --------  --------  --------

Net income available to common
  stockholders                 $ 28,104  $ 13,919  $ 72,151  $ 43,017
                                ========  ========  ========  ========

Earnings per share:
 Basic earnings per share      $   0.74  $   0.42  $   1.94  $   1.31
                                ========  ========  ========  ========

 Diluted earnings per share    $   0.69  $   0.37  $   1.79  $   1.20
                                ========  ========  ========  ========

Weighted average common shares
 used in computing
 income per share:
    Basic                        37,984    33,075    37,097    32,861
    Incremental common shares     2,877     6,360     3,662     5,788
                                --------  --------  --------  --------
    Diluted                      40,861    39,435    40,759    38,649
                                ========  ========  ========  ========




                        ENERGY PARTNERS, LTD.
           CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
                         OPERATING ACTIVITIES
                            (In Thousands)


                                Three Months Ended      Years Ended
                                   December 31,         December 31,
                                ------------------  ------------------
                                  2005      2004      2005      2004
                                --------  --------  --------- --------
                                   (Unaudited)     (Unaudited)

Cash flows from operating
 activities:
  Net income                   $ 28,104  $ 14,745  $ 73,095  $ 46,416
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
    Depreciation, depletion
     and amortization            24,219    26,092   103,649    92,353
    Gain on sale of oil and
     natural gas assets            (869)     (282)     (777)     (282)
    Stock-based compensation        550       496     6,817     3,100
    Deferred income taxes        16,114     8,293    41,242    26,365
    Exploration expenditures     28,718     7,190    69,926    26,730
    Amortization of deferred
     financing costs                249       226       995       907
    Other                           292       189       966       293
  Changes in operating assets
   and liabilities:
    Trade accounts receivable   (32,572)  (19,332)  (18,985)  (24,931)
    Other receivables           (36,881)    1,651   (43,703)   (5,600)
    Prepaid expenses              1,282       928      (894)     (179)
    Other assets                   (607)   (3,840)   (2,338)   (4,522)
    Accounts payable and
     accrued expenses           (12,318)    3,522    40,073     6,180
    Other liabilities                17       309       (97)   (1,756)
                                --------  --------  --------  --------

Net cash provided by operating
 activities                    $ 16,298  $ 40,187  $269,969  $165,074
                                ========  ========  ========  ========

Reconciliation of
 discretionary cash flow:
    Net cash provided by
     operating activities        16,298    40,187   269,969   165,074
    Changes in working capital   81,079    16,762    25,944    30,808
    Non-cash exploration
     expenditures               (28,718)   (7,190)  (69,926)  (26,730)
    Total exploration
     expenditures                29,904     9,005    82,844    35,935
                                --------  --------  --------  --------
Discretionary cash flow        $ 98,563  $ 58,764  $308,831  $205,087
                                ========  ========  ========  ========

The table above reconciles discretionary cash flow to net cash provided by operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by us may not be comparable in all instances to discretionary cash flow as reported by other companies.




                        ENERGY PARTNERS, LTD.
       SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
                             (Unaudited)


                                  Three Months Ended    Years Ended
                                     December 31,       December 31,
                                  ------------------  ---------------
                                    2005     2004      2005     2004
                                   ------   -------   ------   ------

PRODUCTION AND PRICING
----------------------
Net Production (per day):
  Oil (Bbls)                        4,916    9,348     7,984     8,663
  Natural gas (Mcf)                82,001   78,156    88,430    82,098
    Total (Boe)                    18,583   22,374    22,722    22,346
Oil and Natural Gas Revenues (in
 thousands):
  Oil                             $20,423  $34,269  $135,359  $111,006
  Natural gas                      85,922   47,869   266,646   183,525
    Total                         106,345   82,138   402,005   294,531
Average Sales Prices (1):
  Oil (per Bbl)                   $ 45.16  $ 39.85  $  46.45  $  35.01
  Natural gas (per Mcf)             11.39     6.66      8.26      6.11
    Average (per Boe)               62.20    39.90     48.47     36.01

OPERATIONAL STATISTICS
----------------------
Average Costs (per Boe):
  Lease operating expense         $  5.68  $  5.06  $   6.08  $   4.93
  Taxes, other than on earnings      1.24     1.37      1.25      1.13
  Depreciation, depletion and
   amortization                     14.17    12.68     12.50     11.29

(1) Prices are net of hedging transactions which had the following impact:

  - Reduced natural gas price realizations by $1.03 and $0.09 per Mcf for the fourth quarter of 2005 and 2004, respectively;

  - Reduced oil price realizations by $6.50 and $6.68 per barrel for the fourth quarter of 2005 and 2004, respectively;

  - Reduced natural gas price realizations by $0.24 and $0.04 per Mcf for the years ended December 31, 2005 and 2004, respectively; and

  - Reduced oil price realizations by $3.15 and $4.40 per barrel for the years ended December 31, 2005 and 2004, respectively.




                         ENERGY PARTNERS, LTD.
                      CONSOLIDATED BALANCE SHEETS
                   (In Thousands, except share data)

                                            December 31,  December 31,
                                                2005          2004
                                            ------------  ------------
                                            (Unaudited)
ASSETS
------
Current assets:
  Cash and cash equivalents                 $     6,789   $    93,537
  Trade accounts receivable -- net of
   allowance for doubtful accounts               78,326        59,341
  Other receivables                              49,303         5,600
  Deferred tax asset                              5,582         1,906
  Prepaid expenses                                3,179         2,285
                                            ------------  ------------
     Total current assets                       143,179       162,669

Property and equipment, at cost under the
 successful efforts method of accounting
 for oil and natural gas properties           1,189,078       769,331
Less accumulated depreciation, depletion
 and amortization                              (418,347)     (304,997)
                                            ------------  ------------
     Net property and equipment                 770,731       464,334

Other assets                                     13,284        15,970
Deferred financing costs -- net of
 accumulated amortization                         4,091         4,705
                                            ------------  ------------
                                            $   931,285   $   647,678
                                            ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Accounts payable                          $    28,810   $    21,255
  Accrued expenses                              108,087        59,387
  Fair value of commodity derivative
   instruments                                    9,875         1,749
  Current maturities of long-term debt              109           108
                                            ------------  ------------
     Total current liabilities                  146,881        82,499

Long-term debt                                  235,000       150,109
Deferred income taxes                            87,559        53,686
Asset retirement obligation                      56,039        45,064
Other                                            11,213         1,271
                                            ------------  ------------
                                                536,692       332,629

Stockholders' equity:
  Preferred stock, $1 par value,
   authorized 1,700,000 shares; issued and
   outstanding: 2005 - no shares;
   2004 - 344,399 shares.
   Aggregate liquidation value:
   2004 - $34,440                                    -        33,504
  Common stock, par value $0.01 per share.
   Authorized 50,000,000 shares; issued
   and outstanding: 2005 - 41,468,093
   shares; 2004 - 36,618,084 shares                 415           367
  Additional paid-in capital                    348,863       296,460
  Accumulated other comprehensive loss          (12,619)       (1,119)
  Retained earnings                             115,366        43,215
  Treasury stock, at cost. 2005 - 3,474,208
   and 2004 - 3,480,441 shares                  (57,432)      (57,378)
                                            ------------  ------------
     Total stockholders' equity                 394,593       315,049
  Commitments and contingencies
                                            ------------  ------------
                                            $   931,285   $   647,678
                                            ============  ============




                         ENERGY PARTNERS, LTD.
                   SUPPLEMENTAL OIL & GAS DISCLOSURE
                              (Unaudited)

                                   Crude Oil  Natural Gas  Equivalents
                                     (Mbbl)      (Mmcf)      (Mboe)
                                   ---------  -----------  -----------
Proved developed and
 undeveloped reserves:

December 31, 2002                      26,353   126,957        47,513

        Extensions, discoveries
         and other additions            2,275      40,270       8,987
        Revisions                       1,698      (4,135)      1,008
        Production                     (2,912)    (28,688)     (7,693)
                                   ----------- ----------- -----------
December 31, 2003                      27,414     134,404      49,815

        Extensions, discoveries
         and other additions            3,232      67,049      14,407
        Revisions                       1,295     (21,570)     (2,300)
        Production                     (3,171)    (30,048)     (8,179)
                                   ----------- ----------- -----------
December 31, 2004                      28,770     149,835      53,743

        Purchases of reserves
         in place                       3,949      52,690      12,731
        Extensions, discoveries
         and other additions            1,086      24,490       5,168
        Revisions                         587     (27,789)     (4,045)
        Production                     (2,914)    (32,277)     (8,294)
                                   ----------- ----------- -----------
December 31, 2005                      31,478     166,949      59,303

Proved developed reserves:

December 31, 2003                      22,306      71,531      34,228
December 31, 2004                      24,737     102,760      41,864
December 31, 2005                      25,646     103,627      42,917


 Costs incurred for oil and natural gas property acquisition, exploration and development activities for the three-years ended
 December 31 are as follows (in Thousands):

                                      2005        2004        2003
                                   ----------- ----------- -----------


Business combinations
        Proved properties         $   142,025 $     2,166 $       850
        Unproved properties            29,333           -           -
                                   ----------- ----------- -----------
Total business combinations           171,358       2,166         850

Lease acquisitions                     27,622       6,551       6,030
Exploration                           171,859     113,278      60,170
Development                           107,910      72,235      45,682
                                   ----------- ----------- -----------
        Total finding and
         development costs            307,391     192,064     111,882
                                   ----------- ----------- -----------
        Total finding,
         development and
         acquisition costs            478,749     194,230     112,732
                                   ----------- ----------- -----------
Asset retirement liabilities
 incurred                               7,151       3,686         812
Asset retirement revisions               (247)       (189)      2,519
                                   ----------- ----------- -----------
        Total cost incurred       $   485,653 $   197,727 $   116,063


 Acquisition costs in 2003 and 2004 and $0.9 million in 2005 relate to the contingent consideration payments made to former Hall-Houston shareholders.




    CONTACT: Energy Partners, Ltd., New Orleans
             Charles A. Meade, 504-799-4814
             or
             Al Petrie, 504-799-1953